EX-99.B(h)tgtasa

ACCOUNTING SERVICES AGREEMENT

                THIS AGREEMENT, originally made as of the 1st day of August, 1990, by and between TMK/United Funds, Inc. and Waddell & Reed Services Company, is hereby amended and restated as of the 1st day of July, 2003, by and between W&R Target Funds, Inc. (f/k/a Target/United Funds, Inc.; f/k/a TMK/United Funds, Inc.) (the "Corporation"), a Maryland corporation, and Waddell & Reed Services Company ("WRSCO"), a Missouri corporation,

WITNESSETH:

                WHEREAS, the Corporation wishes to appoint WRSCO to be its Accounting Services Agent with respect to each of its series listed in Appendix A (each a "Fund") upon and subject to the terms and provisions of this Agreement;

                NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

                A.        Appointment of WRSCO as Accounting Services Agent for the Corporation; Acceptance.

                        (1) The Corporation hereby appoints WRSCO to act as Accounting Services Agent for the Funds upon and subject to the terms and provisions of this Agreement.

                        (2) WRSCO hereby accepts the appointment as Accounting Services Agent for the Funds and agrees to act as such upon and subject to the terms and provisions of this Agreement.

                B.        Duties of WRSCO.

                        WRSCO shall perform such duties as set forth in this Paragraph B as agent for and on behalf of the Corporation.

                        (1) WRSCO shall at its expense provide bookkeeping and accounting services and assistance, including in particular the following administrative services as are required by the Funds:

      maintaining the registration or qualification of the Funds and their shares under state "Blue Sky" or securities laws and regulations, provided that the Funds shall pay all related filing fees and registration or qualification fees;
      price daily the value of shares of the Funds;
      assisting the Funds and third party solicitors (if any) in connection with soliciting and gathering shareholder proxies;
      preparing the Funds’ U.S. Federal, state and local income tax returns, provided that the Funds shall pay all charges for services and expenses of the Funds’ independent accountants in reviewing such returns;
      preparing the financial information for the Funds’ prospectuses, statements of additional information and periodic reports to shareholders, provided that the Funds shall pay all charges for services and expenses of the Funds’ independent accountants;
      preparing the semi-annual report on Forms N-SAR and annual report on Form N-CSR or on such other substitute form as the Securities and Exchange Commission (the "SEC") from time to time may prescribe under Section 30(b) of the Investment Company Act of 1940, as amended (the "1940 Act");
      assisting the Funds’ legal counsel with the preparation and filing with the SEC of the Funds’ registration statement (including prospectuses and statements of additional information), and any amendments or supplements that may be made from time to time, and with the preparation and filing with the SEC of notices and proxy materials for meetings of shareholders, provided that the Funds shall pay all charges for services and expenses of the Funds' outside legal counsel;
      assisting in the printing of the Funds’ prospectuses, periodic reports to shareholders and proxy materials; and
      providing executive, clerical and secretarial personnel competent to carry out the above responsibilities.

                (2) WRSCO shall maintain and keep current the accounts, books, records, and other documents relating to the Funds' financial and portfolio transactions as may be required by rules and regulations of the Securities and Exchange Commission adopted under Section 31(a) of the Investment Company Act of 1940 as amended (the "Act").

                (3) WRSCO shall cause the subject records of the Funds to be maintained and preserved pursuant to the requirements under the Act.

                (4) In pricing daily the value of shares of the Funds, WRSCO may make arrangements to obtain the value of portfolio securities from pricing services or quotation services that are compensated by the Funds directly or indirectly through the placement of portfolio transactions with broker-dealers who provide such valuation or quotation services to WRSCO.

                (5) WRSCO shall maintain duplicate copies of, or information from which copies of, the records necessary to the preparation of the Funds' financial statements and valuations of its assets may be reconstructed. Such duplicate copies or information shall be maintained at a location other than where WRSCO performs its normal duties hereunder so that in the event the records established and maintained pursuant to the foregoing provisions of this Section B are damaged or destroyed, WRSCO shall be able to provide the bookkeeping and accounting services and assistance specified in this Section B.

                (6) In the event any of WRSCO's facilities or equipment necessary for the performance of its duties hereunder is damaged, destroyed or rendered inoperable by reason of fire, vandalism, riot, natural disaster or otherwise, WRSCO will use its best efforts to restore all services hereunder to the Funds and will not seek from the Funds additional compensation to repair or replace damaged or destroyed facilities or equipment. WRSCO shall also make and maintain arrangements for emergency use of alternative facilities for use in the event of the aforesaid destruction of or damage to its facilities.

        C.        Compensation of WRSCO.

                Each Fund agrees to pay to WRSCO for its services under this Agreement, an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

Fund's Average Daily Net Assets for the Month	Monthly Fee

$ 0 - $ 10 million	$ 0
$ 10 - $ 25 million	$ 958
$ 25 - $ 50 million	$ 1,925
$ 50 - $100 million	$ 2,958
$100 - $200 million	$ 4,033
$200 - $350 million	$ 5,267
$350 - $550 million	$ 6,875
$550 - $750 million	$ 8,025
$750 - $ 1.0 billion	$ 10,133
$1.0 billion and over	$ 12,375

In addition, for each class of shares in excess of one, each Fund pays WRSCO a monthly per-class fee equal to 2.5% of the monthly base fee.

Each Fund also pays monthly a fee paid at the annual rate of .01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion. This fee will be waived until Fund assets are at least $10 million

        D.        Right of the Corporation to Inspect, and Ownership of Records.

        The Corporation will have the right under this Agreement to perform on-site inspection of records and accounts, and audits directly pertaining to the Funds' accounting and portfolio records maintained by WRSCO hereunder at WRSCO's facilities. WRSCO will cooperate with the Corporation's independent accountants or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data. WRSCO acknowledges that these records are the property of the Corporation, and that it will surrender to the Corporation all such records promptly on request.

        E.        Standard of Care; Indemnification.

                        WRSCO will at all times exercise due diligence and good faith in performing its duties hereunder. WRSCO will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel, facilities and equipment as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations and in conformity with the Corporation's Articles of Incorporation, Bylaws and representations made in the Corporation's current registration statement as filed with the Securities and Exchange Commission.

                        WRSCO shall not be responsible for, and the Corporation agrees to indemnify WRSCO for, any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from WRSCO's failure to exercise good faith or due diligence and arising out of or in connection with WRSCO's duties on behalf of the Funds hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to WRSCO's employees), fire, mechanical breakdown beyond its control, flood catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by WRSCO in good faith in reliance on the accuracy of any information provided to it by the Corporation or its directors or in reliance on any advice of counsel who may be internally employed counsel or outside counsel for the Corporation or advice of any independent accountant or expert employed by the Corporation with respect to the preparation and filing of any document with a governmental agency or authority.

                        In order for the rights to indemnification to apply, it is understood that if in any case the Corporation may be asked to indemnify or hold WRSCO harmless, the Corporation shall be advised of all pertinent facts concerning the situation in question, and it is further understood that WRSCO will use reasonable care to identify and notify the Corporation promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Corporation. The Corporation shall have the option to defend WRSCO against any claim which may be the subject of this indemnification and, in the event that the Corporation so elects, it will so notify WRSCO, and thereupon the Corporation shall take over complete defense of the claim, and WRSCO shall sustain no further legal or other expenses in such situation for which WRSCO shall seek indemnification under this paragraph. WRSCO will in no case confess any claim or make any compromise in any case in which the Corporation will be asked to indemnify WRSCO except with the Corporation's prior written consent.

                F.        Term of the Agreement; Taking Effect; Amendments.

                        This Agreement shall become effective at the start of business on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one (1) year and from year-to-year thereafter, provided that such continuance shall be specifically approved as provided below.

                This Agreement shall go into effect, or may be continued, or may be amended, or a new agreement covering the same topics between the Corporation and WRSCO may be entered into only if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Directors of the Corporation, including the vote of a majority of the directors who are not "interested persons," as defined in the Act, of either party to this Agreement, the agreement to be continued, amendment or new agreement, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a "disinterested director vote."

                Any disinterested director's vote shall, in favor of continuance, amendment or execution of a new agreement, include a determination that (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of the Corporation and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Funds; (iii) WRSCO can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

                Nothing herein contained shall prevent any disinterested director vote from being conditioned on the favorable vote of the holders of a majority (as defined in or under the Act) of the outstanding shares of the Funds.

        G.        Termination.

                (1) This Agreement may be terminated by WRSCO at any time without penalty upon giving the Corporation at least one hundred twenty (120) days' written notice (which notice may be waived by the Corporation) and may be terminated by the Corporation at any time without penalty upon giving WRSCO at least sixty (60) days' written notice (which notice may be waived by WRSCO), provided that such termination by the Corporation shall be directed or approved by the vote of a majority of the Board of Directors of the Corporation in office at the time or by the vote of the holders of a majority (as defined in or under the Act) of the outstanding shares of the Funds.

                (2) On termination, WRSCO will deliver to the Corporation or its designee all files, documents and records of the Corporation used, kept or maintained by WRSCO in the performance of its services hereunder, including such of the Corporation's records in machine readable form as may be maintained by WRSCO, as well as such summary and/or control data relating thereto used by or available to WRSCO.

                (3) In addition, on such termination or in preparation therefore at the request of the Corporation and at the Corporation's expense, WRSCO shall provide, to the extent that its capabilities then permit, such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Corporation to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to the Funds' activities.

                (4) This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940 and the rules and regulations thereunder of the Securities and Exchange Commission.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

W&R TARGET FUNDS, INC.

		By:	/s/Henry J. Herrmann
Henry J. Herrmann, President

ATTEST:

By:	/s/Kristen A. Richards
Kristen A. Richards, Secretary

WADDELL & REED SERVICES COMPANY

		By:	/s/Michael D. Strohm
Michael D. Strohm, President

ATTEST:

By:	/s/Daniel C. Schulte
Daniel C. Schulte, Secretary

Appendix A

Asset Strategy Portfolio

Balanced Portfolio

Bond Portfolio

Core Equity Portfolio

Dividend Income Portfolio

Growth Portfolio

High Income Portfolio

International Portfolio

International II Portfolio

Limited-Term Bond Portfolio

Micro Cap Growth Portfolio

Money Market Portfolio

Science and Technology Portfolio

Small Cap Growth Portfolio

Small Cap Value Portfolio

Value Portfolio

As amended November 19, 2003.